PURCHASE AGREEMENT

         MetLife - State Street Fixed Income Trust (the "Trust"), an unincorporated association of the type commonly referred to as a business trust organized under the laws of the Commonwealth of Massachusetts, and MetLife - State Street Investment Services, Inc., a Massachusetts corporation ("Investment Services"), hereby agree with each other as follows:

         1. The Trust hereby offers Investment Services and Investment Services hereby purchases: one (l) share of beneficial interest (par value $.001) in the Trust's Government Securities Income Fund (the "Share"), at a price of $10.00 per Share. The Trust hereby acknowledges receipt from Investment Services of payment in full for the Share.

         2. Investment Services represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         3. The names "MetLife - State Street Fixed Income Trust" and "Trustees of MetLife - State Street Fixed Income Trust" refer, respectively, to the Trust and the Trustees of the Trust, as trustees but not individually or personally, acting from time to time under the Trust's Agreement and Declaration of Trust dated November 12, 1986, which is hereby referred to and a copy of which is on file at the office of the Secretary

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of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "MetLife - State Street Fixed Income Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents of the Trust are made not individually, but in such capacities, and are not binding upon any of the Trustees, holders of shares of beneficial interest or representatives of the Trustees personally, but bind only the trust estate, and all persons dealing with the Trust must look solely to the trust property for the enforcement of any claims against the Trust. The Agreement and Declaration of Trust of the Trust further provides, and it is expressly agreed, that the MetLife - State Street Government Securities Income Fund shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations and that no other fund of the trust, if any, shall be responsible or liable for the same.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 19th day of November, 1986.

                                   METLIFE - STATE STREET
                                    FIXED INCOME TRUST
ATTEST:
/s/ Constantine Hutchins, Jr.      By: /s/ Charles L. Smith, Jr.


                                   METLIFE - STATE STREET
                                     INVESTMENT SERVICES, INC.
ATTEST:
/s/ Constantine Hutchins, Jr.      By: /s/ David P. McLean
                                           President


                                      -2-
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                                November 19, 1986

MetLife - State Street Fixed Income Trust
One Financial Center
Boston, Massachusetts 02111

Gentlemen:

         In connection with your sale to us today of one (1) share of beneficial interest in the MetLife - State Street Government Securities Income Fund of the MetLife - State Street Fixed Income Trust (the "Shares"), we understand that:
(i) the Share has not been registered under the Securities Act of 1933, as amended (the "1933 Act"); (ii) your sale of the Share to us is made in reliance on such sale being exempt under Section 4(2) of the 1933 Act as not involving any public offering; and (iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Share for investment for our own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein. We hereby agree that we will not sell, assign or transfer the Share or any interest therein, except upon repurchase or redemption by MetLife-State Street Fixed Income Trust or as contemplated by the immediately preceding sentence, unless and until the Share has been registered under the 1933 Act or you have received an opinion of your counsel indicating to your satisfaction that said sale, assignment or transfer will not violate the provisions of the 1933 Act or any rules or regulations promulgated thereunder.

        This letter is intended to take effect as an instrument under seal, shall be construed under the laws of the Commonwealth of Massachusetts, and is delivered at Boston, Massachusetts, as of the date above written.

                                       METLIFE - STATE STREET
                                       INVESTMENT SERVICES, INC.

                                       By: /s/ David P. McLean
                                               President